Exhibit 99.1

WMS Employees Update Blog                     Issue 4                     Brian R. Gamache

Dear Colleague,

Let me update you on the latest progress regarding the pending acquisition of WMS by Scientific Games (“SGMS”). As a reminder, the acquisition is subject to the approvals of WMS shareholders and gaming regulatory authorities, as well as other customary closing conditions.

Overall, the merger process continues to move forward as anticipated. The SGMS team timely made all of the gaming-related regulatory filings required to be filed by it under the merger agreement.

During the past week, the definitive Proxy Statement regarding the merger proposal was finalized, filed with the SEC and mailed to record holders of WMS stock who owned stock as of April 8, including employees who owned WMS stock as of such date. Stockholders are being asked to consider and vote on the merger agreement, among other items, at the special meeting of WMS stockholders to be held on May 10, 2013.

Regarding the integration of our two organizations, we have now: 1) largely defined the process for planning the integration effort, 2) selected four executives from each company to serve as the steering committee, 3) identified the appropriate individuals to staff the planning teams, and 4) chosen outside, third-party advisors, including a consulting group with experience in both mergers and in the gaming industry to assist the internal integration planning teams and a program management group to facilitate the proper resourcing of our integration planning efforts.

The four members of WMS on the steering team are Orrin Edidin, Ken Lochiatto, Scott Schweinfurth and Fred Gabbard. The four SGMS members are Bill Huntley, CEO—Systems, Brooks Pierce, President—Video Gaming, Rick Weil, President—Sciplay, and Jeff Lipkin, Senior Vice President and Chief Financial Officer. Both Lorne and I will serve as ex-officio members of the steering committee. The steering committee will lead more than 30 WMS integration planning team members and an equivalent team from SGMS, in each case representing the full cross-section of our respective functional and business operations, to discuss, plan and prepare a detailed timetable and action plan for the integration of our two organizations following the closing of the transaction.

This joint effort was kicked off at an organizational meeting and in smaller fact-gathering team meetings hosted by WMS at our Chicago campus, which began yesterday, April 11 and ran through today. We expect the fact-gathering effort to take about a month. The teams will gather information in order to evaluate and prioritize options, establish goals and create an overall integration framework. We will then move into a more intensive stage that will include the preparation of detailed integration action plans.

While it would be premature to comment in detail on the discussions, I am pleased to note that the meeting got off to a great start and that everyone has approached the process with 110% dedication and commitment to ensure that the combined company will encompass the best of both WMS and SGMS.

Looking back, the March quarter was extremely busy and I would like to thank everyone for the significant efforts put forth to successfully launch and roll-out our new Gamefield xD and Blade cabinets for our land-based casino customers, and in continuing to move forward in building the awareness and presence of Williams Interactive in the iGaming world through the distribution of WMS slot games into the online and mobile channels.

Thanks for your support and total commitment during these busy and exciting times. I will continue to send you regular updates on our progress with SGMS.

Regards,

Brian